July 1, 2014

Services Agreement

BETWEEN:

Champion Care Corp. Champion Toronto

635 Fourth Line, Unit 1

Oakville, ON, Canada L6L 5B0

AND

OICCO ACQUISITION I, INC. 48 Wall Street, 10th Floor

New York, NY 10005

WITNESSETH:

WHEREAS, on February 1, 2013, Champion Pain Care Corp., a Nevada corporation (“Champion Nevada”), was granted a license in the United States (“the License”) to the Champion Pain Care Protocol (“the Protocol”) by Champion Care Corp. (“Champion Toronto”) and;

WHEREAS, on October 23, 2013, OICCO Acquisition I, Inc. (“OICCO”) acquired all of the shares of Champion Nevada and;

WHEREAS, on July 1, 2014, Champion Toronto consented to Champion Nevada transferring the License to the Protocol to OICCO (“the OICCO License Agreement”), effective October 23, 2013 with Champion Nevada retaining non-exclusive rights to the License in the United States and;

WHEREAS, on February 1, 2013, effective December 1, 2012, Champion Nevada entered into a services agreement (“Services Agreement”) with Champion Toronto to provide management and other services required to Champion Nevada in exchange for fees and reimbursement of expenses so that Champion Nevada could properly implement the Protocol and develop the pain management business in the United States under the License and;

WHEREAS, it was agreed that Champion Toronto would also provide the same services to OICCO as were provided to Champion Nevada under a Services Agreement which agreement was never reduced to writing and;

WHEREAS, Champion Toronto and OICCO are desirous of reducing their intentions to a writing;

NOW, THEREFORE, in consideration of the foregoing premises and the following mutual covenants, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

SERVICES AGREEMENT

OICCO agrees that, effective October 23, 2013, Champion Toronto will provide the following services (“the Services”):

1.1

Training. Training in the Protocol for all of the United States (“the Territory”) to be provided through pain management services under the direction of health care practitioners who are properly licensed to practice medicine and qualified to treat patients using the Protocol in the Territory.

1.2

Achieving standards of operation. Establish ‘clinical excellence’ within the clinics acquired by OICCO as permitted by the regulations enforced by the applicable governments within the Territory by adopting best practices, establishing standard operating procedures and building a national brand for pain management clinics across the United States.

1.3

Business development. Undertake any other actions that are required to develop the business of pain management in the Territory.

1.4

Marketing. Assume responsibility for all marketing activities which will include:

a)

Attending conferences as exhibitors on behalf of OICCO and make presentations at conferences such as the annual meetings of The American Society of Regional Anesthesia and Pain Medicine, The American Academy of Pain Medicine and The American Pain Society,

b)

Developing printed materials for distribution to funding agencies such as bureaus of workers’ compensation, insurance companies, managed care companies and government agencies,

c)

Establishing a strong presence online and implementing social network marketing strategies and

d)

Engaging outside marketing consultants to assist with marketing once sufficient financing is available to do.

1.5

Management and administration. Provide management and administrative services to all clinics that will include:

a)

Implementing the (“the Protocol”) in addition to existing services already provided by acquired clinics,

b)

Securing internationally recognized CARF International accreditation,

c)

Improving CPT coding, billing and collections,

d)

Providing professional management of all business functions and medical practices,

e)

Recruiting nurse practitioners, pharmacists, physiotherapists, dieticians, counsellors, and rehabilitation specialists as required,

f)

Developing standard operating procedures and economies of scale,

g)

Identifying and using best-practices from all clinics and

h)

Adding ancillary services, such as pharmacies, facilities for physiotherapy and rehabilitation and durable medical equipment.

 1.6

Finance and compliance. Ensure that all financial reporting and regulatory compliance activities are completed in a timely manner, including:

a)

Completing all of the activities required to maintain OICCO’s listing as a fully reporting issuer,

b)

Advise and direct OICCO’s attorneys, auditors and other advisors and

c)

Secure the funding required for OICCO to fulfill the requirements of the OICCO License Agreement.

1.7

Other activities. Such other tasks that are undertaken with the mutual agreement of both parties.

ARTICLE 2

TERM AND TERMINATION

2.1

Term. The term of this Agreement will be for a term of five (5) years and is effective from October 23, 2013 to October 22, 2018 unless terminated sooner as provided for herein.

2.2

Renewal. This Agreement will be automatically renewed for successive 5 year terms unless terminated according to the provisions within or by the mutual consent of the parties to this Agreement.

2.3

Termination by Champion Toronto. Champion Toronto may terminate this Agreement upon the giving of thirty (30) calendar day’s written notice to OICCO. OICCO may waive such notice, in whole or in part and if it does so, this Agreement will cease on the date OICCO waives such notice.

2.4

Termination by OICCO. OICCO may terminate this Agreement, without notice or payment in lieu thereof, for Breach by Champion Toronto where Breach means:

a)

Any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against OICCO;

b)

Any material breach of any of the terms of this Agreement by Champion Toronto which remains uncured alter the expiration of thirty (30) calendar days following the delivery of written notice of such breach to Champion Toronto by OICCO;

c)

Any threatened or actual attempt by Champion Toronto to secure any personal profit in connection with the business of OICCO; and

d)

Any willful or negligent act which is materially injurious to the business of the OICCO.

ARTICLE 3

FEES

3.1

Fee structure. Champion Toronto will provide the Services to OICCO beginning October 23, 2013 through October 22, 2018. All fees are in U.S. funds. Taxes, if applicable, are additional. Monthly fees subject to change upon sixty (60) day written notice.

a)

Retainer payable the first of each month

$10,000

b)

In addition to the Retainer, hourly fees

$400

c)

Bonuses for clinic acquisitions as follows.

i.

$10,000 plus 50,000 shares for each clinic that is acquired

ii.

$50,000 plus 200,000 shares for every ten (10) clinics that are acquired.

3.2

Payment. Fees are payable within 15 calendar days after receipt of an invoice from Champion Toronto.

3.3

Accrued fees. Any fees unpaid during the term of this agreement (“Accrued Fees”) will be accrued and an interest rate of 5% per annum will be applied.

3.4

Conversion of unpaid fees to shares. With the mutual agreement of Champion Toronto and OICCO, any portion of the Accrued fees may be paid in shares of OICCO with the number of shares to be issued to Champion Toronto calculated by dividing the amount of fees to be converted into shares by the average price for the Shares for the 20 days of trading prior to the date that it is agreed that a conversion of fees to shares will take place.

ARTICLE 4.

EXPENSES

4.1

Expenses. Expenses related to administering the Services will be invoiced at cost as they are incurred.

4.2

Travel. All travel arrangements will be approved and paid for by OICCO in advance of the actual travel dates.

4.3

Prior approval. No material expense will be committed to by Champion Toronto without prior approval by OICCO and Champion Toronto will at all times strive to minimize expenses incurred on the behalf of OICCO.

ARTICLE 5.

JURISDICTION

5.1

Jurisdiction. This Agreement shall be interpreted and construed under the laws of the State of New York.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF CHAMPION TORONTO AND OICCO

6.1

Champion Toronto hereby represents and warrants to OICCO as follows:

a)

Champion Toronto is a corporation duly organized, validly existing and in good standing under the laws of the state of Ontario and has the corporate power and authority to enter into this Agreement and to perform the obligations required of it under this Agreement. Champion Toronto has all requisite power and authority, and all licenses, franchises, permits and authorizations, necessary to carry on its business as presently conducted and to own, lease and operate the assets, property and business owned, leased and operated by it.

b)

Effective Agreement of Champion Toronto.

i.

Due Authorization. The execution and delivery by Champion Toronto of this Agreement and the consummation by Champion Toronto of the transaction contemplated hereby have been duly authorized by all necessary corporate action of Champion Toronto, and this Agreement constitutes, and any other agreements or instruments executed and delivered by Champion Toronto prior to or contemporaneously with the execution and delivery of this Agreement, when executed and delivered by Champion Toronto, will constitute, legal, valid and binding obligations of Champion Toronto, enforceable against Champion Toronto in accordance with their respective terms.

ii.

Right to Enter Agreement. Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will (a) violate any provision of the articles of incorporation or bylaws of Champion Toronto, as amended to date, (b) with or without the giving of notice and/or the passage of time, violate, conflict with, result in the breach or termination of, constitute a default under, or result in the creation of any material lien, charge or encumbrance upon any of the assets or property of Champion Toronto pursuant to, any contract, agreement, lease or commitment to which Champion Toronto is a party or by which Champion Toronto or any of its assets or property may be bound, or (c) violate any judgment, decree, order, statute, rule or governmental regulation applicable to Champion Toronto or any of its assets, property or business.

iii.

Third Party Consents. Except for the consent of Champion Toronto, no consent, approval, qualification, order or authorization of, or filing with, any governmental authority, including any court, or other third party is required in connection with Champion Toronto’s valid execution, delivery or performance of this Agreement or the consummation of any transaction contemplated hereby.

iv.

Litigation. There are no actions, suits, proceedings, judgments or decrees pending or, to the knowledge of Champion Toronto, threatened involving Champion Toronto or its business. There are no judgments, orders or decrees outstanding against Champion Toronto. Champion Toronto has no knowledge of any pending or threatened proceeding or condition which would, in any manner, impair or curtail the ability of OICCO to obtain the benefit of the Services granted hereunder.

6.2.

OICCO hereby represents and warrants to Champion Toronto as follows:

a.

Organization, Good Standing and Corporate Power and Authority of OICCO. OICCO is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the power and authority to enter into this Agreement and to perform the obligations required of it under this Agreement.

b.

Effective Agreement of OICCO.

i.

Due Authorization. The execution and delivery by OICCO of this Agreement and the consummation by OICCO of the transaction contemplated hereby have been duly authorized by all necessary action of OICCO, and this Agreement constitutes, and any other agreements or instruments executed and delivered by OICCO prior to or contemporaneously with the execution and delivery of this Agreement, when executed and delivered by OICCO, will constitute, legal, valid and binding obligations of OICCO, enforceable against OICCO in accordance with their respective terms.

ii.

Right to Enter Agreement. Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will (a) violate any provision of the articles of organization or by-laws of OICCO (b) with or without the giving of notice and/or the passage of time, violate, conflict with, result in the breach or termination of, constitute a default under or result in the creation of any material lien, charge or encumbrance upon any of the assets or property of OICCO pursuant to, any contract, agreement, lease or commitment to which OICCO is a party or by which OICCO or any of its assets or property may be bound or (c) violate any judgment, decree, order, statute, rule or governmental regulation applicable to OICCO or any of its assets, property or business.

iii.

Third Party Consents. Other than the consent of Champion Toronto, no consent, approval, qualification, order or authorization of, or filing with, any governmental authority, including any court, or other third party is required in connection with OICCO’s valid execution, delivery or performance of this Agreement or the consummation of any transaction contemplated hereby or thereby.

iv.

Litigation. There are no actions, suits, proceedings, judgments or decrees pending or, to the knowledge of OICCO, threatened against or affecting OICCO which could prevent or interfere with the consummation of the transaction contemplated hereby.

6.3.

Survival of Representations and Warranties. The representations and warranties made by Champion Toronto and OICCO in this Agreement or in any instrument or other document delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement. Any claim by Champion Toronto or OICCO based upon a breach of a representation or warranty shall be in writing and be asserted prior to the expiration of the survival period. Nothing contained in this Section 6.3 with respect to the survival of representations and warranties shall affect in any way the obligations of the parties hereto that are to be performed, in whole or in part, after the execution and delivery of this Agreement.

IN WITNESS WHEREOF the respective parties hereto have executed this Agreement this 1st day of July, 2014, effective the 23rd day of October 2013, by their duly authorized officers.

Champion Care Corp.

(an Ontario corporation)

By: /s/ Jack Fisman

       Jack Fishman, President

OICCO Acquisition I, Inc.

(a Delaware corporation)

By: /s/ Terrance Owen

       Terrance Owen, CEO